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                                                                      EXHIBIT 12

                                  GENESCO INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

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
                                                                               Fiscal Year                   6-mos
                                                               -----------------------------------------------------
                                                                1999     2000     2001     2002     2003    2-Aug-03
                                                               ------   ------   ------   ------   ------   --------
Earnings:
Earnings before income taxes, discontinued
  operations, extraordinary loss and cumulative effect of
  change in accounting principle                               26,839   40,982   52,987   55,864   58,824     4,034

Add:
      Portion of rents representative of the interest factor   13,573   12,777   16,287   19,815   22,908    12,284

      Interest expense                                          8,668    7,545    8,011    8,003    7,785     4,171

      Interest on capitalized leases                                -        -        -        -        -         -

      Amortization of debt expense                                582      607      607      695      759       401

                                                               ----------------------------------------------------
Earnings available for fixed charges                           49,662   61,911   77,892   84,377   90,276    20,890
                                                               ====================================================

Fixed Charges:
Portion of rents representative of the interest factor         13,573   12,777   16,287   19,815   22,908    12,284

Interest expense                                                8,668    7,545    8,011    8,003    7,785     4,171

Capitalized Interest                                                -        -        -      131      411         -

Amortization of debt expense                                      582      607      607      695      759       401

                                                               ----------------------------------------------------
Fixed charges                                                  22,823   20,929   24,905   28,644   31,863    16,856
                                                               ====================================================

Ratio of earnings to fixed charges                               2.18     2.96     3.13     2.95     2.83      1.24
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